Exhibit 10.48

Certain identified information identified with brackets (“[•••]”) has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT 10.48 Royalty Purchase Agreement (redacted)

Execution Copy

Royalty Purchase Agreement

By and Between

Minerva Neurosciences, Inc.

and

RPI 2019 Intermediate Finance Trust

Dated as of January 15, 2021

Index of Exhibits

Exhibit A:	Seller’s Wire Transfer Instructions
Exhibit B:	Form of Bill of Sale
Exhibit C:	Form of Instruction Letter
Exhibit D:	License Agreement
Exhibit E:	Settlement Agreement
Exhibit F:	Form of Royalty Report Certification
Exhibit G:	[•••]

ROYALTY PURCHASE AGREEMENT

This ROYALTY PURCHASE AGREEMENT, dated as of January 15, 2021 (this “Agreement”), is made and entered into by and between Minerva Neurosciences, Inc., a Delaware corporation (the “Seller”), on the one hand, and RPI 2019 Intermediate Finance Trust, a Delaware statutory trust (the “Buyer”), on the other hand.

W I T N E S S E T H:

WHEREAS, pursuant to the License Agreement, Janssen granted to the Seller certain license rights with respect to the Compound and the Seller and Janssen agreed to collaborate regarding the development and commercialization of the Licensed Products in their respective territories;

WHEREAS, notwithstanding the termination of the License Agreement via the Settlement Agreement, Janssen is obligated to pay specified royalties to the Seller with respect to Licensed Products sold anywhere in the world by Janssen, its Affiliates and its Sublicensees; and

WHEREAS, the Buyer desires to purchase the Royalty from the Seller, and the Seller desires to sell, transfer and assign the Royalty to the Buyer.

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Seller and the Buyer hereby agree as follows:

Article 1
DEFINED TERMS AND RULES OF CONSTRUCTION

Section 1.1Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Additional Purchase Price Payment” is defined in Section 2.2(b).

“Affiliate” means, with respect to any particular Person, any other Person directly or indirectly, and whether by contract or otherwise, controlling, controlled by or under common control with such Person.  For purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

“Agreement” is defined in the preamble.

“Bankruptcy Laws” means, collectively, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.

“Bill of Sale” is defined in Section 3.3.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York are permitted or required by applicable law or regulation to remain closed.

“Buyer” is defined in the preamble.

“Buyer Indemnified Parties” is defined in Section 6.2(a).

“Closing” means the closing of the transactions contemplated hereby.

“Closing Date” means the date on which the Closing occurs.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Compound” has the meaning ascribed thereto in Section 1.19 of the License Agreement.

“Confidential Information” is defined in Section 5.1(b).

“Cover” has the meaning ascribed thereto in Section 1.22 of the License Agreement.

“Data Site” is defined in Section 3.7.

“Disclosing Party” is defined in Section 5.1(b).

“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof, delivered to the Buyer by the Seller concurrently with the execution of this Agreement.

“EMA” means the European Medicines Agency or any successor agency thereof.

“[•••]” is defined in Section 6.6.

“FDA” means the United States Food and Drug Administration, or a successor federal agency thereto in the United States.

“Field” means all therapeutic, prophylactic and diagnostic uses for humans.

“First Commercial Sale” has the meaning ascribed thereto in Section 1.36 of the License Agreement.

“Governmental Entity” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (d) multi-national organization or body; or (e) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Indemnified Party” is defined in Section 6.3.

“Indemnifying Party” is defined in Section 6.3.

“Indemnity Event” is defined [•••].

“Indication” is defined in Section 2.2(b).

“Initial Formulation” has the meaning ascribed thereto in Section 1.44 of the License Agreement.

“Initial Indication” has the meaning ascribed thereto in Section 1.45 of the License Agreement.

“Initial Purchase Price” is defined in Section 2.2(a).

“Instruction Letter” is defined in Section 3.4.

“Janssen” means Janssen Pharmaceutica, N.V., a corporation organized and existing under the laws of Belgium.

“Janssen Patents” has the meaning ascribed thereto in Section 1.48 of the License Agreement.

“Joint Steering Committee” shall have the same meaning ascribed to the term “JSC” in Section 3.1(a) of the License Agreement.

“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature entered by or with any Governmental Entity.

“Knowledge of the Seller” means the actual knowledge of Remy Luthringer, Geoff Race, Michael Davidson, Jay Saoud, and Devin Smith.

“License Agreement” means that certain Co-Development and License Agreement, dated February 13, 2014, by and between the Seller and Janssen, as amended by that certain Amendment No. 1, dated June 13, 2017.

“Licensed Patents” is defined in Section 4.1(k)(i).

“Licensed Product” has the meaning ascribed thereto in Section 1.52 of the License Agreement.

“Lien” means any mortgage, lien, pledge, hypothecation, charge, adverse claim, security interest, encumbrance or restriction of any kind, including any restriction on use, transfer or exercise of any other attribute of ownership of any kind.

“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of counsel.

“Marketing Approval” means an NDA approved by the FDA, a marketing authorization application approved by the EMA under the centralized European procedure, or any corresponding non-U.S. or non-EMA application, registration or certification, necessary or reasonably useful to market a Licensed Product approved by the corresponding Regulatory Authority, including pricing and reimbursement approvals where required.

“Material Adverse Effect” shall mean (i) a material adverse effect on the legality, validity or enforceability of any provision of this Agreement, (ii) a material adverse effect on the ability of the Seller to perform any of its obligations hereunder, (iii) a material adverse effect on the rights or remedies of the Buyer hereunder, (iv) a material adverse effect on the rights of the Seller under the License Agreement, (v) a material adverse effect on the validity or enforceability of any of the Licensed Patents, or (vi) an adverse effect in any material respect on the timing, amount or duration of the payments to be made to the Buyer following the Closing in respect of any portion of the Royalty or the right of the Buyer to receive such payments.

“Minerva Patent” has the meaning ascribed thereto in Section 1.58 of the License Agreement.

“NDA” means a New Drug Application submitted to the FDA in the United States in accordance with the Federal Food, Drug, and Cosmetic Act with respect to a pharmaceutical product or any analogous application or submission with any Regulatory Authority outside of the United States.

“Net Sales” has the meaning ascribed thereto in Section 1.63 of the License Agreement.

“Patent Office” means the United States Patent and Trademark Office or any successor agency thereto.

“Payment Triggering Event” is defined in Section 2.2(b).

“Permitted Liens” means any (i) mechanic’s, materialmen’s, and similar liens for amounts not yet due and payable, (ii) statutory liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith and (iii) other liens and encumbrances not incurred in connection with the borrowing of money that do not materially and adversely affect the use or value of the affected assets (it being understood that any obligations secured by such “Permitted Liens” shall remain the sole and exclusive obligations of the Seller).

“Permitted Reduction” means any Royalty Reduction pursuant to Section 6.3(b) or Section 6.3(c) of the License Agreement, but excluding any Royalty Reduction pursuant to Section 3.10(c)(ii) or any other provision of the License Agreement.

“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.

“Prime Rate” means the prime rate published by the Wall Street Journal, from time to time, as the prime rate.

“Procedures” is defined in Section 4.1(k)(ii).

“Proceeds” means any amounts recovered by the Seller (or its designee) as a result of any settlement or resolution of any actions, suits, proceedings, claims or disputes related to the License Agreement or the Settlement Agreement in respect of unpaid Royalties (or any interest payable on such unpaid amounts) (including, for clarity, payments in lieu of any amounts payable by Janssen to the Seller pursuant to Section 6.3(a) and Section 11.6(b)(iii) of the License Agreement).

“Product Information” means all notices or other communications to or from the Seller and Janssen under the License Agreement or the Settlement Agreement that (i) Janssen provides to the Seller or (ii) that the Seller otherwise receives or furnishes (a) to the extent related to any Licensed Product, Payment Triggering Event or the Royalty or (b) that would reasonably be expected to have a Material Adverse Effect.

“Program Invention” has the meaning ascribed thereto in Section 1.78 of the License Agreement.

“Program Patent” has the meaning ascribed thereto in Section 1.79 of the License Agreement.

“Purchase Price” is defined in Section 2.2(b).

“Receiving Party” is defined in Section 5.1(b).

“Regulatory Authority” means any national or supranational governmental authority, including the FDA, the EMA or such equivalent regulatory authority, or any successor agency thereto, that has responsibility in granting a Marketing Approval.

“Regulatory Exclusivity” has the meaning ascribed thereto in Section 1.85 of the License Agreement.

“Remedied” is defined [•••].

“Remedy Payment” is defined [•••].

“Representative” means, with respect to any Person, (i) any direct or indirect stockholder, member or partner of such Person and (ii) any manager, director, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, bankers, financial advisors and actual and potential lenders and investors) of such Person.

“Royalty” means all amounts payable by Janssen to the Seller under the License Agreement and the Settlement Agreement pursuant to Section 6.3(a) and Section 11.6(b)(iii) of the License Agreement with respect to worldwide Net Sales of the Licensed Products sold by Janssen and its Affiliates and Sublicensees, and any amounts payable by Janssen under the License Agreement or the Settlement Agreement in lieu of such payments.

“Royalty Reduction” is defined in Section 4.1(i)(iv)(C).

“Royalty Reports” means the quarterly reports deliverable by Janssen pursuant to Section 7.1(c) of the License Agreement.

“Royalty Report Certification” is defined in Section 5.4.

“Seller” is defined in the preamble.

“Seller Indemnified Parties” is defined in Section 6.2(b).

“Seltorexant” means the selective, small-molecule antagonist of the OX₂ receptor that is under investigation by or on behalf of Janssen for diseases, disorders and conditions of the central nervous system, including pursuant to the phase III study for the treatment of major depressive disorder with insomnia symptoms.

“Settlement Agreement” means that certain Confidential Settlement Agreement, dated June 24, 2020, by and between Janssen and the Seller.

“[•••]” is defined in Section 6.6.

“Special Representations” means those representations and warranties set forth in Sections 4.1(i)(iv)(B) and (C).

“Sublicensee” has the meaning ascribed thereto in Section 2.7(a) of the License Agreement.

“Tax” or “Taxes” means all income, gross receipts, franchise, profits, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, ad valorem, excise, export, natural resources, severance, margin, stamp, withholding, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, capital gains, net worth, intangibles, social security, pension insurance contributions, employment, unemployment, disability, payroll, license, employee or other tax or similar levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, information return, or other document (including any related or supporting estimates, elections, schedules, statements information, attachments thereto, or amendments thereof) filed or required to be filed in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.

“UCC” means Article 9 of the Uniform Commercial Code of the State of New York, as in effect from time to time.

Section 1.2Certain Interpretations.  Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a)“either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation;”

(b)“extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if;”

(c)“hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d)references to a Person are also to its permitted successors and assigns;

(e)definitions are applicable to the singular as well as the plural forms of such terms;

(f)unless otherwise indicated, references to an “Article”, “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, and references to a “Schedule” refer to the corresponding part of the Disclosure Schedule;

(g)references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; and

(h)references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.

Section 1.3Headings.  The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and the Exhibits and Schedules are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.

Article 2
PURCHASE, SALE AND ASSIGNMENT

Section 2.1Purchase, Sale and Assignment.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, transfer, assign and convey to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, free and clear of all Liens, all of the Seller’s right, title and interest in and to the Royalty.

Section 2.2Purchase Price.

(a)In consideration for the sale, transfer, assignment and conveyance (inclusive of any value added or similar tax) of the Seller’s right, title and interest in and to the Royalty, the Buyer shall pay (or cause to be paid) to the Seller $60,000,000 (the “Initial Purchase Price”) at the Closing.

(b)Following the Closing, following the occurrence of each of the following events (each, a “Payment Triggering Event”), but subject to [•••], the Buyer shall make a cash payment (each, an “Additional Purchase Price Payment” and, collectively, with the Initial Purchase Price, the “Purchase Price”) to the Seller in the amount corresponding to such Payment Triggering Event:

#	PAYMENT TRIGGERING EVENT	ADDITIONAL PURCHASE PRICE PAYMENT AMOUNT
1	The earlier to occur of: (A) public disclosure by Janssen of Studies 3001 and 3002 both meeting their primary endpoint of change from baseline to Day 43 in MADRS Total Score and the secondary endpoint of change from baseline to Day 43 in MADRS-WOSI (Without Sleep Item) Total Score and (B) Marketing Approval from the FDA for Seltorexant for the adjunctive treatment of major depressive disorder in patients with insomnia symptoms, or an equivalent or broader indication (the “Indication”).	$10,000,000
2	Marketing Approval from the FDA of Seltorexant for the Indication.	$30,000,000
3	Marketing Approval from the EMA of Seltorexant for the Indication.	$15,000,000
4	The earlier to occur of the first Marketing Approval in China and Japan of Seltorexant for the Indication.	$10,000,000
5	The first occurrence of the Buyer receiving $60,000,000 in Royalty payments with respect to worldwide Net Sales of Seltorexant during any calendar year.	$10,000,000
6	The first occurrence of the Buyer receiving $120,000,000 in Royalty payments with respect to worldwide Net Sales of Seltorexant during any calendar year.	$20,000,000
	TOTAL	$95,000,000

(c)The Seller hereby agrees and acknowledges that: (i) the Additional Purchase Price Payments are contingent payment obligations of the Buyer and there can be no assurance regarding the occurrence of any of the Payment Triggering Events corresponding to each Additional Purchase Price Payment and (ii) the Buyer shall have no obligation or liability with respect to any Additional Purchase Price Payment unless and until the corresponding Payment Triggering Event has occurred.  Any Additional Purchase Price Payment owed to the Seller by the Buyer in accordance with this Section 2.2 shall be paid to the Seller by wire transfer of immediately available funds to the account specified by the Seller on Exhibit A (or such other account as specified by the Seller in a writing delivered to the Buyer in accordance with Section 8.1 of this Agreement) within ten (10) Business Days following the occurrence of a Payment Triggering Event.  For clarity, only one Additional Purchase Price Payment shall be due hereunder with respect to each Payment Triggering Event; no Additional Purchase Price Payment shall be payable for subsequent or repeated achievements of any applicable Payment Triggering Events. Each party hereto further agrees and acknowledges that the other party shall have the right to offset any amounts owed by such party to the other party hereunder.

(d)The parties hereto agree that: (i) the aggregate Additional Purchase Price Payments payable by the Buyer hereunder shall not exceed $95,000,000 and (ii) the total Purchase Price payable to the Seller by the Buyer hereunder (inclusive of the Initial Purchase Price and the Additional Purchase Price Payments) shall not exceed $155,000,000 in the aggregate.

Section 2.3No Assumed Obligations; Excluded Assets.  Notwithstanding any provision in this Agreement to the contrary, the Buyer is purchasing, acquiring and accepting only the Royalty, and is not assuming any liability or obligation of the Seller of whatever nature (including any Liens), whether presently in existence or arising or asserted hereafter, under the License Agreement, the Settlement Agreement or otherwise.  Except as specifically set forth herein in respect of the Royalty purchased, acquired and accepted hereunder, the Buyer does not, by such purchase, acquisition and acceptance, acquire any other contract rights of the Seller under the License Agreement, the Settlement Agreement or any other assets of the Seller.

Section 2.4True Sale.  It is the intention of the parties hereto that the sale, transfer, assignment and conveyance contemplated by this Agreement constitute a sale of the Royalty from the Seller to the Buyer and not a financing transaction, borrowing or loan.  In connection therewith, the Seller shall treat the sale, transfer, assignment and conveyance of the Royalty as a sale of an “account” or a “payment intangible” (as appropriate) in accordance with the UCC, and the Seller hereby authorizes the Buyer to file financing statements (and continuation statements with respect to such financing statements when applicable) naming the Seller as the debtor and the Buyer as the secured party in respect of the Royalty.  If, notwithstanding the foregoing, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held not to be a sale, the Seller does hereby grant to the Buyer, as security for the obligations of the Seller hereunder, a first priority security interest in and to all right, title and interest of the Seller, in, to and under the Royalty and any “proceeds” (as such term is defined in the UCC) thereof, and the Seller does hereby authorize the Buyer, from and after the Closing, to file such financing statements (and continuation statements with respect to such financing statements when applicable) as may be necessary to perfect such security interest.

Article 3
CLOSING

Section 3.1Closing.  The Closing shall take place remotely via the exchange of documents and signatures on the date hereof or at such other place, time and date as the parties hereto may mutually agree.

Section 3.2Payment of Initial Purchase Price.  At the Closing, the Buyer shall deliver (or cause to be delivered) payment of the Initial Purchase Price to the Seller by wire transfer of immediately available funds to one or more accounts specified by the Seller on Exhibit A.

Section 3.3Bill of Sale.  At the Closing, upon confirmation of the receipt of the Initial Purchase Price, the Seller shall deliver to the Buyer a duly executed bill of sale evidencing the sale, transfer, assignment and conveyance of the Royalty substantially in the form attached hereto as Exhibit B (the “Bill of Sale”).

Section 3.4Janssen Instruction.  Promptly following the Closing, the Seller and the Buyer shall deliver to Janssen an instruction letter, in the form attached hereto as Exhibit C (the “Instruction Letter”), duly executed by the Seller and the Buyer, notifying Janssen that the Royalty has been sold to the Buyer and instructing Janssen to pay the Royalty and deliver the Royalty Reports and any other Product Information to the Buyer.

Section 3.5Form W-9.  At the Closing, the Seller shall deliver to the Buyer a valid, properly executed IRS Form W-9 certifying the Seller’s U.S. tax identification number and that the Seller is exempt from U.S. federal “backup” withholding tax.  The Seller acknowledges that the Buyer may provide or disclose such documentation to the U.S. Internal Revenue Service or other governmental authorities or agencies.

Section 3.6Form W-8 BEN-E.  At the Closing, the Buyer shall deliver to the Seller a valid, properly executed IRS Form W-8 BEN-E certifying that the Buyer is exempt from U.S. federal withholding tax.

Section 3.7Copy of Data Site. Prior to the Closing, the Seller shall have delivered to the Buyer a secure share-file link or a USB thumb drive containing copies of all documents uploaded to any data site maintained by or on behalf of the Seller and made available to the Buyer related to the Royalty and the transactions contemplated by this Agreement (the “Data Site”).

Article 4
REPRESENTATIONS AND WARRANTIES

Section 4.1Seller’s Representations and Warranties.  The Seller represents and warrants to the Buyer that as of the date hereof:

(a)Existence; Good Standing.  The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  The Seller is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)Authorization.  The Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Seller.

(c)Enforceability.  This Agreement has been duly executed and delivered by an authorized officer of the Seller and constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d)No Conflicts.  The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby do not and shall not (i) contravene or conflict with the certificate of incorporation or bylaws of the Seller, (ii) materially contravene or conflict with or constitute a material default under any law or Judgment binding upon or applicable to the Seller, any of the Seller’s subsidiaries or the Royalty, (iii) contravene or conflict with or constitute a default under the License Agreement or the Settlement Agreement or (iv) materially contravene or conflict with or constitute a material default under any other material contract or material agreement binding upon or applicable to the Seller or any of the Seller’s subsidiaries or related to the Royalty.

(e)Consents.  Except for the consents that have been obtained on or prior to the Closing or filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Seller in connection with (i) the execution and delivery by the Seller of this Agreement, (ii) the performance by the Seller of its obligations under this Agreement or (iii) the consummation by the Seller of any of the transactions contemplated by this Agreement (including the sale, transfer and assignment of the Royalty from the Seller to the Buyer).

(f)No Litigation.  There is no action, suit, investigation or proceeding pending before any Governmental Entity (x) to which the Seller or any of the Seller’s subsidiaries is a party or the Royalty is subject, or (y) to the Knowledge of the Seller, which is threatened against the Seller or any of its subsidiaries, and, in each case of (x) and (y), that, has had or would reasonably be expected to have, either individually or in the aggregate a Material Adverse Effect.

(g)Compliance.

(i)Neither the Seller nor any of its subsidiaries is in violation of, and to the Knowledge of the Seller, is under investigation with respect to or has been threatened to be charged with or given notice of any violation of, any law or Judgment applicable to the Seller or any of its subsidiaries, which violation has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(ii)The Seller has provided to the Buyer prior to the date hereof in a Data Site true, correct and complete copies of all material written communications with any Regulatory Authority that relate to the Compounds or the Licensed Products, in each case, in the possession of the Seller or any of its

Affiliates.  To the Knowledge of the Seller, no written communications with any Regulatory Authority exist which: (A) have not been provided to the Buyer and (B) would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(h)No Undisclosed Events or Circumstances.  Except for the transactions contemplated hereby, no event or circumstance has occurred or exists with respect to the Seller, its Affiliates, or their respective businesses, properties, operations or financial condition, which, under applicable law, rule, regulation or Judgment, requires public disclosure or announcement by the Seller but which has not been so publicly announced or disclosed and which individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(i)License Agreement; Settlement Agreement.  Attached hereto as Exhibit D and Exhibit E are true, correct and complete copies of the License Agreement and the Settlement Agreement with a fully executed Annex A to the Settlement Agreement, respectively, in each case, as amended to date.  The Seller has delivered to the Buyer true, correct and complete copies of (a) all minutes and records from, and meeting materials of, the Joint Steering Committee or any other committee or subcommittee under the License Agreement and relating to any Compound or Licensed Product that are within the possession or control of the Seller, (b) the License Agreement, (c) the Settlement Agreement, (d) all other agreements referenced in the License Agreement or the Settlement Agreement, and (e) all material reports, written communications and notices to or from the Seller and Janssen or, to the extent in the Seller’s possession or control, any of their agents or designees, including any notices or written communications with any Governmental Entity, institutional review board or other ethics committee.

(i)No Other Agreements.  The License Agreement and the Settlement Agreement, together with the agreements, instruments, arrangements, waivers or understandings set forth on Schedule 4.1(i)(i) of the Disclosure Schedule (copies of which have been made available in a Data Site prior to the date hereof), are the only agreements, instruments, arrangements, waivers or understandings between the Seller (or any predecessor or Affiliate thereof), on the one hand, and Janssen (or any predecessor or Affiliate thereof), on the other hand, relating to the subject matter thereof, and there are no other agreements, instruments, arrangements, waivers or understandings between the Seller (or any predecessor or any Affiliate thereof), on the one hand, and Janssen (or any predecessor or Affiliate thereof), on the other hand, that relate to any of the Royalty, the Compound or the Licensed Products (including the development or commercialization thereof).

(ii)Licenses/Sublicenses.  Except for the License Agreement, the Settlement Agreement or as set forth on Schedule 4.1(i)(ii) of the Disclosure Schedule, there are no licenses or sublicenses entered into by the Seller (or any predecessor or Affiliate thereof) or, to the Knowledge of the Seller, any other Person in respect of the Seller’s rights and obligations under either the License Agreement or the Settlement Agreement, and to the Knowledge of the Seller, there are no licenses or sublicenses entered into by Janssen or any other Person (or any predecessor or Affiliate thereof) in respect of Janssen’s rights and obligations under the License Agreement or the Settlement Agreement.

(iii)Validity and Enforceability of Agreements.  The Settlement Agreement and the surviving provisions of the License Agreement are valid, binding and in full force and effect and are enforceable against each of the parties thereto in accordance with their terms.  No party to the License Agreement or the Settlement Agreement has repudiated any provision of the Settlement Agreement or any of the surviving provisions of the License Agreement and the Seller has not received any written notice in connection with the License Agreement or the Settlement Agreement challenging the validity, enforceability or interpretation of any provision of such agreement, including the obligation to pay any portion of the Royalty without any Royalty Reduction of any kind.

(iv)Licensed Product; Royalty Rate; Royalty Reductions.

(A)Seltorexant is a Licensed Product under the License Agreement and, to the Knowledge of the Seller, there are no other Licensed Products being developed or commercialized by Janssen under the License Agreement.  The Seller has made available to the Buyer true, correct and complete copies of any material written communication regarding the Licensed Patents covering any Licensed Product (including Seltorexant) and any Regulatory Exclusivity of any Licensed Product (including Seltorexant), including paragraph IV certification letters under the Hatch-Waxman Act, received by the Seller prior to the date hereof (including any communication from Janssen in accordance with Section 8.2(b) of the License Agreement and Section 8.2(d) of the License Agreement), if and as applicable.

(B)The Seller has the right, subject to reduction only for Permitted Reductions, under and in accordance with Section 11.6(b)(iii) of the License Agreement, to receive the Royalty on Net Sales of Licensed Products in any Initial Formulation sold by Janssen or its Affiliates or Sublicensees in each country in the world for any Initial Indication in the Field at the rate of [•••], which right shall commence, on a Licensed Product-by-Licensed Product and country-by-country basis, upon the First Commercial Sale of a given Licensed Product in a particular country and shall continue with respect to such Licensed Product and country until the latest of (i) the ten (10) year anniversary of the First Commercial Sale of such Licensed Product in such country, (ii) the expiration of the last to expire Program Patent or Minerva Patent Covering the Compound of such Licensed Product as a composition of matter or labeled use of such Licensed Product in such country, and (iii) the end of the period during which such Licensed Product is subject to Regulatory Exclusivity in such country.

(C)The Royalty payable to the Seller under the License Agreement and the Settlement Agreement is not, to the Knowledge of the Seller and as of the date hereof, subject to any claim against the Seller pursuant to any right of set-off, offset, counterclaim, credit, reduction or deduction by contract or otherwise (a “Royalty Reduction”), including any

Permitted Reduction.  To the Knowledge of the Seller, no event or condition exists that, upon notice or passage of time or both, would reasonably be expected to permit Janssen to claim, or have the right to claim, any Permitted Reduction prior to the latest of (i) the ten (10) year anniversary of the First Commercial Sale of such Licensed Product in a country, (ii) the expiration of the last to expire Program Patent or Minerva Patent Covering the Compound of such Licensed Product as a composition of matter or labeled use of such Licensed Product in such country, and (iii) the statutory period of Regulatory Exclusivity for such Licensed Product in such country.  [•••]

(v)[•••]

(vi)No Liens or Assignments by the Seller.  The Seller has not, except as contemplated hereby, conveyed, assigned or in any other way transferred or granted any Liens with respect to all or any portion of its right, title and interest in and to the Royalty.

(vii)No Waivers, Releases or Amendments.  Other than the waivers and releases explicitly provided for in the Settlement Agreement: (A) the Seller has not granted any material waiver under the License Agreement or the Settlement Agreement and has not released Janssen, in whole or in part, from any of its respective material obligations under either of the License Agreement or the Settlement Agreement; and (B) the Seller has not received from Janssen any written proposal, and has not made any proposal to Janssen, to amend or waive any provision of either of the License Agreement or the Settlement Agreement.

(viii)No Termination.  Except as provided in the Settlement Agreement (including the Opt-Out Notice (as defined therein)), the Seller has not (A) given any notice of termination of either of the License Agreement or the Settlement Agreement (whether in whole or in part) or any notice expressing any intention or desire to terminate either of the License Agreement or the Settlement Agreement or (B) received any notice of termination of either of the License Agreement or the Settlement Agreement (whether in whole or in part) or any notice expressing any intention or desire to terminate the License Agreement or the Settlement Agreement.  To the Knowledge of the Seller, no event has occurred that would give rise to the expiration or termination of the Settlement Agreement or, except as provided in the Settlement Agreement, the License Agreement (whether in whole or in part).

(ix)No Breaches or Defaults.  There is and has been no material breach or default under any provision of either of the License Agreement or the Settlement Agreement, either by the Seller (or any predecessor thereof) or, to the Knowledge of the Seller, by Janssen (or any predecessor thereof), except for any purported or actual breaches or defaults that were the subject of the Dispute, as defined in and subject to the waivers provided for in the Settlement Agreement.  There is no event that upon notice or the passage of time, or both, would reasonably be expected to give rise to any breach or default either by the Seller or, to the Knowledge of the Seller, by Janssen, or otherwise permit termination, modification, or acceleration, under the Settlement Agreement or the surviving provisions of the License Agreement.

(x)Payments Made. The Seller has timely received from Janssen the full amount of the payments due and payable under the License Agreement and the Settlement Agreement as of the Closing Date.

(xi)No Assignments.  The Seller has not consented to any assignment or other transfer by Janssen or any of its predecessors of any of their rights or obligations under the License Agreement or the Settlement Agreement, and Janssen has not assigned or otherwise transferred any of its rights or obligations under the License Agreement or the Settlement Agreement to any Person.

(xii)No Indemnification Claims.  The Seller has not notified Janssen or any other Person of, or otherwise made, any claims for indemnification under the License Agreement nor has the Seller received any claims for indemnification under the License Agreement, whether pursuant to Article 12 thereof or otherwise.

(xiii)No Notice of Infringement.  The Seller has not received any written notice from, or given any written notice to, Janssen pursuant to Section 8.3(a) of the License Agreement or otherwise regarding any claim of infringement.

(xiv)Inspections.  The Seller has not initiated, pursuant to Section 7.5 of the License Agreement or otherwise, any inspection or audit of books of accounts or other records pertaining to Net Sales, the calculation of royalties or other amounts payable to the Seller under the License Agreement.

(xv)No Remaining Obligations.  The Seller has fully complied with, satisfied and performed its obligations under the Settlement Agreement, and the only remaining performance obligations of the Seller under the License Agreement and the Settlement Agreement are as provided in Section 11.6 and Section 11.8 of the License Agreement.

(j)Title to Royalty.  The Seller has good and marketable title to the Royalty free and clear of all Liens (other than Permitted Liens).  Upon payment of the Initial Purchase Price by the Buyer, the Buyer shall have acquired, subject to the terms and conditions set forth in this Agreement, good and marketable title to all of the Royalty, free and clear of all Liens (other than Liens created by the Buyer).

(k)Intellectual Property.

(i)Schedule 4.1(k)(i) of the Disclosure Schedule sets forth a complete and accurate list of all issued patents and patent applications included in the Program Patents, the Minerva Patents and, to the Knowledge of the Seller, the Janssen Patents (collectively, the “Licensed Patents”).  Schedule 4.1(k)(i) of the

Disclosure Schedule specifies as to each of the Licensed Patents: (i) the jurisdictions in which such Licensed Patent is pending, allowed, granted or issued, (ii) the patent number or patent serial number, (iii) the owner of such Licensed Patent, and (iv) the expected expiration date of such Licensed Patent.

(ii)Janssen has not provided the Seller with written notice of any pending or threatened litigations, interferences, reexamination, oppositions or the like procedures (“Procedures”) involving any Janssen Patents that have not been publicly disclosed, which publicly disclosed Procedures include those listed in Schedule 4.1(k)(ii) of the Disclosure Schedule.

(iii)The Program Patents, the Minerva Patents, and to the Knowledge of the Seller, the Janssen Patents, are in full force and effect and have not lapsed, expired or otherwise terminated, and, to the Knowledge of the Seller, the Licensed Patents are valid and enforceable.  The Seller has not received any written notice relating to the lapse, expiration or other termination of any of the Licensed Patents, or any written legal opinion that alleges that any of the issued Licensed Patents is invalid or unenforceable.

(iv)To the Knowledge of the Seller, each individual associated with the prosecution of the Licensed Patents, including the named inventors, has complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known by such inventors to be material to the patentability of each of the Licensed Patents (including any relevant prior art), in each case, in those jurisdictions where such duties exist.  To the Knowledge of the Seller, there is no Person who is or claims to be an inventor under any of the Licensed Patents who is not a named inventor thereof.

(v)The Seller has not, and, to the Knowledge of the Seller, Janssen has not, received any written notice of any claim by any Person challenging the inventorship or ownership of, the rights of the Seller or Janssen, as applicable, in and to, or the patentability, validity or enforceability of, any Licensed Patent, or asserting that the development, manufacture, importation, sale, offer for sale or use of any Licensed Product infringes any patents or other intellectual property rights of such Person.

(vi)Neither the Seller nor, to the Knowledge of the Seller, Janssen, has in-licensed any patent or other intellectual property rights covering the manufacture, use, sale, offer for sale or import of any Compound or Licensed Product.

(vii)To the Knowledge of the Seller, the research, discovery, development, manufacture, use, marketing, sale, offer for sale, importation or distribution of any Compound or Licensed Product has not and will not, infringe, misappropriate or otherwise violate any patents or other intellectual property rights owned by any other Person.

(viii)To the Knowledge of the Seller, no third party has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Licensed Patents or any other patent right claiming the composition of matter of, or the method of making or using, any Licensed Products.

(ix)To the Knowledge of the Seller, all required maintenance fees, annuities and like payments with respect to the Licensed Patents have been timely paid.

(l)UCC Representation and Warranties.  The Seller’s exact legal name is, and for the immediately preceding five years has been, “Minerva Neurosciences, Inc.” Seller is, and for the prior ten years has been, incorporated in the State of Delaware.

(m)Brokers’ Fees.  There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

(n)Tax Matters.  To the Knowledge of the Seller, no deduction or withholding for or on account of any material Tax has been made, or was required under applicable law to be made, from any payment made to the Seller under the License Agreement in the past three (3) taxable years.  The Seller has not received written notice from Janssen of any intention to withhold or deduct any material Tax from future payments to the Seller under the License Agreement in the past three (3) taxable years.  There are no existing Liens for Taxes on the Royalty (or any portion thereof).  The Seller has filed (or caused to be filed) all material Tax Returns required to be filed by it under applicable law with respect to the Royalty and has paid all material Taxes required to be paid by it with respect to the Royalty, except for any such Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with generally accepted accounting principles applicable to the Seller, as in effect from time to time.  The Seller has not in the past three (3) taxable years taken the position on a Tax Return that the License Agreement is treated as a partnership for U.S. federal income tax purposes.  The Seller has not in the past three (3) taxable years received a K-1 or other similar U.S. tax form furnished to it as a partner in a partnership as a result of being a party to the License Agreement.

Section 4.2The Buyer’s Representations and Warranties.  The Buyer represents and warrants to the Seller that as of the date hereof:

(a)Existence; Good Standing.  The Buyer is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Buyer is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect upon the Buyer’s ability to enter into and to perform its obligations under this Agreement.

(b)Authorization.  The Buyer has the requisite trust right, power and authority to execute, deliver and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Buyer.

(c)Enforceability.  This Agreement has been duly executed and delivered by an authorized person of the owner trustee of the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d)No Conflicts.  The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and shall not (i) contravene or conflict with the organizational documents of the Buyer, (ii) contravene or conflict with or constitute a default under any material provision of any law or Judgment binding upon or applicable to the Buyer or (iii) contravene or conflict with or constitute a default under any material contract or other material agreement or Judgment binding upon or applicable to the Buyer.

(e)Consents.  Except for any filings required by the federal securities laws or stock exchange rules and the filing of the financing statement(s) in accordance with Section 2.4, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Buyer in connection with (i) the execution and delivery by the Buyer of this Agreement, (ii) the performance by the Buyer of its obligations under this Agreement or (iii) the consummation by the Buyer of any of the transactions contemplated by this Agreement.

(f)No Litigation.  There is no action, suit, investigation or proceeding pending before any Governmental Entity or, to the knowledge of the Buyer, threatened to which the Buyer is a party that has had or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the ability of the Buyer to enter into and to perform its obligations under this Agreement.

(g)Compliance with Laws. The Buyer is not in violation of, and to the knowledge of the Buyer, the Buyer is not under investigation with respect to, nor has the Buyer been threatened to be charged with or given notice of, any violation of, any law or Judgment applicable to the Buyer, which violation has had or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the Buyer’s ability to enter into and to perform any of its obligations under this Agreement.

(h)Financing.  The Buyer has sufficient cash on hand to pay the entire Initial Purchase Price and any Additional Purchase Price Payments.  Neither the execution and delivery by the Buyer of this Agreement, nor the consummation by the Buyer of any of the transactions contemplated hereby will render the Buyer insolvent or unable to pay its debts as they become due.

(i)Brokers’ Fees.  There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.3No Implied Representations and Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN SECTION 4.1, THE SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY IN RESPECT OF THE ROYALTY OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

Article 5
COVENANTS

Section 5.1Confidentiality; Press Release.

(a)Except for a press release and a Current Report on Form 8-K previously approved in form and substance by the Seller and the Buyer or any other public announcement using substantially the same text as such press release or Form 8-K, neither the Buyer nor the Seller shall, and each party hereto shall cause its respective Representatives, Affiliates and Affiliates’ Representatives not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable law or stock exchange rule; provided that the Seller and the Buyer shall be entitled to describe the transactions contemplated hereby in their financial statements and footnotes thereto and respond to analysts’ and investors’ questions in the ordinary course and in a manner substantially consistent with any previous disclosure made in accordance with this Section 5.1.

(b)Except as provided in this Section 5.1 or otherwise agreed in writing by the parties, the parties hereto agree that each party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any information furnished to it by or on behalf of the other party (the “Disclosing Party”) pursuant to this Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that

(i)was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(ii)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(iii)became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

(iv)is independently developed by the Receiving Party or any of its Affiliates, as evidenced by written records, without the use of or reference of the Confidential Information; or

(v)is subsequently disclosed to the Receiving Party on a non-confidential basis by a third party without obligations of confidentiality with respect thereto.

(c)Either party as the Receiving Party may disclose Confidential Information of the Disclosing Party with the prior written consent of the Disclosing Party or to the extent such disclosure is otherwise reasonably necessary in the following situations:

(i)prosecuting or defending litigation;

(ii)complying with applicable laws and regulations, including regulations promulgated by securities exchanges;

(iii)complying with a valid order of a court of competent jurisdiction or other Governmental Entity;

(iv)for regulatory, tax or customs purposes;

(v)for audit purposes, provided that each recipient of Confidential Information must be bound by customary obligations of confidentiality and nonuse prior to any such disclosure (which obligations must be consistent with the obligations of confidentiality set forth in the License Agreement and no less protective than those in this Agreement);

(vi)disclosure to its Affiliates and its and its Affiliates’ Representatives on a need-to-know basis, provided that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure (which obligations must be consistent with the obligations of confidentiality set forth in the License Agreement and no less protective than those in this Agreement); or

(vii)disclosure to its actual or potential investors and co-investors, and other sources of funding, including debt financing, or potential partners, collaborators or acquirers, and their respective accountants, financial advisors and other professional representatives, provided, that such disclosure shall be made only to the extent customarily required to consummate such investment, financing transaction partnership, collaboration or acquisition and that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure (which obligations must be consistent with the obligations of confidentiality set forth in the License Agreement and no less protective than those in this Agreement).

(d)Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Sections

5.1(c)(i), (ii), (iii) or (iv), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use reasonable efforts to secure confidential treatment of such information.  In any event, the Buyer shall not file any patent application based upon or using the Confidential Information of the Seller provided hereunder and the parties hereto expressly agree that neither party will make any disclosure of any Confidential Information that has been disclosed under this Agreement that is also the “Confidential Information” (as defined in the License Agreement) of Janssen under the License Agreement other than to the extent that such disclosure would be permitted by the terms of the License Agreement.

Section 5.2Payments Received by the Seller.  If, notwithstanding the terms of this Agreement and the Instruction Letter, Janssen, or any other Person, makes any payment in respect of the Royalty to the Seller (or to any of the Seller’s Affiliates or designees) instead of to the Buyer, the Seller shall pay such amount to the Buyer, promptly (and in any event within five (5) Business Days) after the receipt thereof, by wire transfer of immediately available funds to an account designated in writing by the Buyer.  The Seller shall notify the Buyer of such wire transfer and provide reasonable details regarding the Royalty payment so received by the Seller.  The Seller agrees that, in the event any such payment of the Royalty is paid to the Seller, the Seller shall (i) until paid to the Buyer, hold such payment received in trust for the benefit of the Buyer and (ii) have no right, title or interest in such payment and that it shall not pledge or otherwise grant any security interest therein.  A late fee of 4% over the Prime Rate shall accrue on all unpaid amounts with respect to any sum payable under this Section 5.2 beginning five (5) Business Days after receipt by the Seller of such payment received in error.

Section 5.3Set-Off; Off-Set.  If Janssen exercises any Royalty Reduction against any payment of the Royalty, other than for a Permitted Reduction, and other than as a result of any actual, purported or alleged liability or obligation of the Buyer or its Affiliates to Janssen, and [•••], then the Buyer shall promptly notify the Seller of such Royalty Reduction (and provide the Seller with any documentation reasonably related thereto) and the Seller shall promptly (and in any event within five (5) Business Days following notice of such Royalty Reduction, as the case may be) make a true-up payment to the Buyer such that the Buyer receives the full amount of any such payment that would have been payable to the Buyer had such Royalty Reduction not occurred.

Section 5.4Royalty Reports; Correspondence.

(a)Until such time as Janssen has agreed to provide copies of Royalty Reports directly to the Buyer pursuant to the Instruction Letter, as promptly as possible (and in any event within five (5) Business Days) following the receipt by the Seller of any Royalty Report, the Seller shall deliver to the Buyer a report in the form attached hereto as Exhibit F prepared by the Seller and certified by a duly authorized official of the Seller as to the authenticity of such Royalty Report (a “Royalty Report Certification”).  From and after such time as Janssen has agreed to provide copies of Royalty Reports directly to the Buyer pursuant to the Instruction Letter, the Seller shall as promptly as possible (and in any event within two (2) Business Days following awareness thereof) deliver to the Buyer copies of any Royalty Reports received by the Seller from Janssen that are not provided to the Buyer directly.

(b)Until such time as Janssen has agreed to provide Product Information directly to the Buyer pursuant to the Instruction Letter, as promptly as possible (and in any event within five (5) Business Days) following the receipt by the Seller of any Product Information, the Seller shall deliver to the Buyer a copy of such Product Information, subject to Section 5.4(c).  From and after such time as Janssen has agreed to provide copies of Product Information directly to the Buyer pursuant to the Instruction Letter, the Seller shall as promptly as possible (and in any event within two (2) Business Days following awareness thereof) deliver to the Buyer copies of any Product Information received by the Seller from Janssen that are not provided to the Buyer directly.

(c)Notwithstanding the foregoing, until such time as Janssen has agreed to deliver the Royalty Reports and/or other Product Information directly to the Buyer, if the Seller is advised by its counsel that providing the Buyer with a true, correct and complete copy of the Royalty Reports or other Product Information pursuant to this Agreement (whether pursuant to this Section 5.4 or otherwise) would be reasonably expected to constitute a breach by the Seller of its confidentiality obligations under the License Agreement (a “Confidentiality Breach”), then the Seller shall, in lieu of any required delivery of such Royalty Reports or Product Information, provide a written summary thereof to the Buyer describing in as much detail as would not result in a Confidentiality Breach, the substance of such Royalty Reports or other Product Information.

(d)The Seller shall not send (and shall refrain from sending), except as reasonably instructed in writing by the Buyer, any material written notice or correspondence to Janssen to the extent relating to the License Agreement, the Settlement Agreement, the Licensed Products, the Royalty or the parties’ other rights or obligations under this Agreement.

(e)The Seller shall, as promptly as practicable after the Closing: (i) request Janssen’s agreement to provide Royalty Reports and other Confidential Information under (and as defined in) the License Agreement, including Product Information, directly to the Buyer, (ii) use commercially reasonable efforts to obtain such agreement from Janssen (without obligation to make any payment for such agreement) and (iii) upon receipt of such agreement, deliver to the Buyer the Instruction Letter duly acknowledged and executed by Janssen. Until such time as the Seller delivers to the Buyer the Instruction Letter duly acknowledged and executed by Janssen pursuant to the foregoing Section 5.4(e)(iii), the Seller shall keep the Buyer reasonably apprised of the status of the execution and delivery of the Instruction Letter. In furtherance of the foregoing, at the Buyer’s request, the Seller and the Buyer shall participate in scheduled telephone calls, which shall include Devin Smith, the Seller’s Senior Vice President and General Counsel, at least once every two (2) weeks until the executed Instruction Letter is delivered to the Buyer, during which the Seller shall update the Buyer and answer the Buyer’s questions regarding the execution and delivery of the Instruction Letter.

(f)Following the date that Janssen has agreed to deliver the Royalty Reports and/or other Product Information directly to the Buyer, as applicable, upon Seller’s reasonable request, the Buyer shall as promptly as practicable deliver to the Seller copies of any Royalty Reports and/or Product Information received by the Buyer from Janssen directly that are not provided to the Seller.

Section 5.5Amendment, Waiver, etc. of License Agreement and Settlement Agreement.  The Seller shall not (without the Buyer’s written consent), and shall (if reasonably instructed in writing by the Buyer), amend, modify, waive, supplement or restate (or consent to any amendment, modification, waiver, supplement or restatement of) the Settlement Agreement, the Instruction Letter or any surviving provision of the License Agreement; provided that (i) the Buyer shall indemnify the Seller from and against any and all Losses resulting from any such amendment, modification, waiver, supplement or restatement undertaken at the Buyer’s written instruction and (ii) Seller’s obligation to amend, modify, waive, supplement or restate the Settlement Agreement, the Instruction Letter or any surviving provision of the License Agreement shall only apply the extent that such request from the Buyer for any such action is (a) related, directly or indirectly, to the Royalty, any Product Information, any Licensed Product or the Buyer’s rights or obligations under this Agreement and (b) accepted by Janssen (other than in the case of any waiver that Seller may provide unilaterally).  Subject to the foregoing, promptly, and in any event within five (5) Business Days, following receipt by the Seller of any final amendment, modification, waiver, supplement or restatement of the provisions of the Settlement Agreement, the Instruction Letter or the surviving provisions of the License Agreement, the Seller shall furnish a copy of the same to the Buyer.  The Seller shall deliver further directions to Janssen regarding the payment of the Royalty if (and only if) instructed to do so in writing by the Buyer.

Section 5.6Maintenance of License Agreement and Settlement Agreement.

(a)The Seller shall comply in all material respects with its obligations under (i) the surviving provisions of the License Agreement and (ii) the Settlement Agreement, and shall not take any action or forego any action that would reasonably be expected to constitute a material breach thereof or default thereunder.  Promptly, and in any event within five (5) Business Days, after receipt of any (written or oral) notice from Janssen of an alleged breach or default by the Seller under any of the provisions of the Settlement Agreement or the surviving provisions of the License Agreement, the Seller shall give notice thereof to the Buyer, including delivering to the Buyer a copy of such written notice (or a written summary of any oral notice) and supporting documentation.  The Seller shall consult with the Buyer regarding such alleged breach or default and shall act as reasonably instructed in writing by the Buyer to cure any breaches or defaults by it and shall give written notice to the Buyer upon curing any such breach or default. In connection with any dispute regarding any such alleged breach or default, the Seller shall employ such counsel, reasonably acceptable to the Seller, as the Buyer may select.

(b)If (and only if) reasonably instructed by the Buyer in writing, the Seller shall forgive, release or compromise any amount owed to or becoming owed to the Seller under the License Agreement (as amended by way of the Settlement Agreement) in respect of the Royalty; provided that the Seller shall not have any liability with respect to any amounts so forgiven, released or compromised.

(c)The Seller shall not enter into any new agreement or legally binding arrangement in respect of the Licensed Products or the Licensed Patents without the prior written consent of the Buyer (not to be unreasonably withheld, conditioned or delayed).

Section 5.7Enforcement of License Agreement and Settlement Agreement.

(a)Notice of Breaches or Royalty Reduction by Janssen.  Promptly (and in any event within five (5) Business Days) after either party becomes aware of, or comes to believe in good faith that there has been or could be a Royalty Reduction or a breach or default of the

Settlement Agreement or the License Agreement by Janssen, such party shall provide written notice of such potential Royalty Reduction, breach or default to the other party.

(b)Enforcement of Settlement Agreement and License Agreement.

(i)Except as set forth in Section 5.7(b)(ii) below, in the event of any actual, threatened or potential (x) breach or default of the Settlement Agreement or the License Agreement by Janssen, or (y) dispute or disagreement related to any Royalty Reduction (including any Indemnity Event that has not yet been Remedied in full), the Seller shall consult with the Buyer regarding the timing, manner and conduct of any enforcement of Janssen’s obligations under the Settlement Agreement or any surviving obligations under the License Agreement or any dispute in connection with the purported Royalty Reduction.  Following such consultation, the Seller shall exercise such rights and remedies relating to any such breach, default, dispute or disagreement as reasonably instructed by the Buyer and at the Buyer’s expense, whether under the Settlement Agreement, the License Agreement or by operation of law.  In connection with any dispute regarding any such alleged breach, default, dispute or disagreement, the Seller shall employ such counsel, reasonably acceptable to the Seller, as the Buyer may select.  The Proceeds resulting from any enforcement of Janssen’s obligations under the Settlement Agreement or the License Agreement undertaken at the Buyer’s request pursuant to this Section 5.7(b)(i) shall be distributed to the Buyer.  The Seller hereby assigns and, if not presently assignable, agrees to assign to the Buyer the amount of Proceeds due to the Buyer in accordance with this Section 5.7(b)(i).

(ii)If, and only if, (A) an Indemnity Event occurs and such Indemnity Event is then Remedied in full, or (B) any Royalty Reduction that is not a Permitted Reduction occurs or there is any breach or alleged breach of any Special Representation hereunder and, in any such case, the Buyer has been fully and completely indemnified pursuant to, and in accordance with, Sections 6.2(a) and 6.6, then the Seller shall have the right, in its discretion and at its sole expense, to enforce Janssen’s obligations under the Settlement Agreement, or any of Janssen’s surviving obligations under the License Agreement and exercise any of the Seller’s rights and remedies thereunder with respect to any such Indemnity Event, Royalty Reduction or circumstances causing any alleged breach of any Special Representation, [•••]. The Seller agrees to provide written updates from time to time with respect to the status of any such enforcement actions to the Buyer upon the Buyer’s reasonable request.  The Proceeds resulting from any enforcement of Janssen’s obligations under the Settlement Agreement or the License Agreement undertaken by the Seller pursuant to this Section 5.7(b)(ii) shall be allocated [•••], with all other recoveries of such Proceeds to be retained by the Seller.

Section 5.8Inspections of Janssen.  If (and only if) requested in writing by the Buyer, the Seller shall cause an inspection or audit to be made by an independent public accounting firm under Section 7.5 of the License Agreement, as permitted thereunder.  With respect to any such inspection or audit requested by the Buyer, the Seller shall, for purposes of Section 7.5 of the License Agreement, select such independent public accounting firm as the Buyer shall recommend for such purpose (as long as such independent certified public accounting firm is reasonably acceptable to Janssen as required by Section 7.5 of the License Agreement). The Buyer shall pay the Seller the expenses of any inspection or audit requested by the Buyer (including the fees and expenses of such independent public accounting firm designated for such purpose) that would otherwise be borne by the Seller pursuant to the License Agreement (if and as such expenses are actually incurred by the Seller).  Notwithstanding the foregoing, the Seller shall have the right, at its own cost and expense, to conduct any inspection or audit under Section 7.5 of the License Agreement for a particular calendar year, if the Buyer has received Royalty payments under this Agreement in excess of $55 million in such calendar year or to the extent undertaken in respect of any Royalty Reduction for which Seller has any payment obligation to the Buyer pursuant to Section 5.3, Section 6.2 or Section 6.6 of this Agreement; provided that the Seller shall provide prior written notice to the Buyer of the Seller’s intent to exercise such right.

Section 5.9Termination of Settlement Agreement. The Seller shall not (without the Buyer’s written consent), and shall (if reasonably instructed in writing by the Buyer) (i) exercise any right, or take any action, to terminate the Settlement Agreement, in whole or in part, or any of the surviving provisions of the License Agreement, (ii) agree with Janssen to terminate the Settlement Agreement, in whole or in part, or any of the surviving provisions of the License Agreement and (iii) take, or permit any Person to take, any action, or fail to take an action, that would reasonably be expected to give Janssen the right to terminate the Settlement Agreement, in whole or in part, or any of the surviving provisions of the License Agreement, in whole or in part; provided that the Buyer shall indemnify the Seller from and against any and all Losses resulting from any exercise of such right, action or termination undertaken at the instruction of the Buyer.

Section 5.10Preservation of Rights. The Seller shall not, without the prior written consent of the Buyer, subject to a Lien (other than a Permitted Lien) any of its interest in any portion of the Licensed Products, the Licensed Patents, the Settlement Agreement or any surviving provision of the License Agreement.  The Seller agrees that upon the Closing, the Seller shall not have the right to, and shall not, impose a Lien upon, or otherwise propose to sell, transfer, hypothecate, assign, convey title (in whole or in part), grant any right to, or otherwise dispose of any portion of the Royalty.  Unless otherwise permitted by Section 8.3, the Seller shall not sell, transfer, hypothecate, assign, convey title (in whole or in part), grant any right to, or otherwise dispose of any of its interest in any portion of the Licensed Products, the Licensed Patents, the Settlement Agreement or any surviving provision of the License Agreement without the Buyer’s prior written consent.

Section 5.11Further Assurances.  After the Closing, the Seller and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement.

Section 5.12Continuing Obligations. Notwithstanding the sale, transfer, assignment and conveyance to the Buyer of the Royalty, the Seller shall continue to honor and satisfy its obligations and liabilities under the Settlement Agreement and the surviving provisions of the License Agreement.

Article 6
INDEMNIFICATION

Section 6.1Survival of Representations and Warranties.  The representations and warranties contained in Section 4.1 and Section 4.2 shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months following the Closing Date, except that: (x) the Special Representations shall remain in full force and effect until the expiration or termination of this Agreement; (y) the representations and warranties contained in Section 4.1(a) (Existence; Good Standing), Section 4.1(b) (Authorization), Section 4.1(c) (Enforceability), Section 4.1(d) (No Conflicts), Section 4.1(i)(ii) (Licenses/Sublicenses), Section 4.1(i)(iii) (Validity and Enforceability of Agreements), Section 4.1(i)(iv)(A) (Licensed Product), Section 4.1(i)(vi) (No Liens or Assignments by the Seller), Section 4.1(i)(xi) (No Assignments), Section 4.1(i)(xv) (No Remaining Obligations), Section 4.1(j) (Title; Sufficiency) and Section 4.1(m) (Brokers’ Fees) shall remain in full force and effect until the date that is five (5) years following the Closing Date and (z) the representations and warranties contained in Section 4.1(n) (Tax Matters) shall remain in full force and effect until the date that is six (6) years following the Closing Date. Subject to Section 7.1, all of the covenants and agreements contained in this Agreement that by their nature are required to be performed after the Closing shall survive the Closing until fully performed or fulfilled.

Section 6.2General Indemnity.  Subject to Section 6.4 and Section 6.6, from and after the Closing:

(a)Without limiting any indemnification set forth in Section 6.6, the Seller hereby agrees to indemnify, defend and hold harmless the Buyer and its Affiliates and its and their directors, managers, trustees, officers, agents and employees (the “Buyer Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Buyer Indemnified Parties to the extent arising out of or resulting from (i) any inaccuracy in or breach of any of the representations or warranties of the Seller in this Agreement or contained in any certificate delivered in connection with this Agreement or (ii) any breach of any of the covenants or agreements of the Seller in this Agreement or contained in the Bill of Sale; and

(b)the Buyer hereby agrees to indemnify, defend and hold harmless the Seller and its Affiliates and its and their directors, officers, agents and employees (“Seller Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Seller Indemnified Parties to the extent arising out of or resulting from (i) any inaccuracy in or breach of any of the representations or warranties of the Buyer in this Agreement or contained in the Bill of Sale or (ii) any breach of any of the covenants or agreements of the Buyer in this Agreement or contained in any certificate delivered in connection with this Agreement.

Section 6.3Notice of Claims.  If either a Buyer Indemnified Party, on the one hand, or a Seller Indemnified Party, on the other hand (such Buyer Indemnified Party on the one hand and such Seller Indemnified Party on the other hand being hereinafter referred to as an “Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this Article 6, the Indemnified Party shall so notify the other party from whom indemnification is sought under this Article 6 (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred.  If any claim, action, suit or proceeding is asserted or instituted by or against a third party with respect to which an Indemnified Party intends to claim any Loss under this Article 6, such Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit or proceeding.  A failure by an Indemnified Party to give notice and to tender the defense of such claim, action, suit or proceeding in a timely manner pursuant to this Section 6.3 shall not limit the obligation of the Indemnifying Party under this Article 6, except to the extent such Indemnifying Party is actually prejudiced thereby.

Section 6.4Limitations on Liability.  No party hereto shall be liable for any consequential, punitive, special or incidental damages under this Article 6 (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any covenant or agreement of such party (including under this Article 6) in or pursuant to this Agreement.  Notwithstanding the foregoing, other than with respect to any fraud, willful misconduct, or intentional misrepresentation, (i) in no event shall an Indemnifying Party’s aggregate liability for Losses under Section 6.2(a) or Section 6.2(b) exceed the Purchase Price less the Royalty payments actually received by Buyer following the fourth (4th) anniversary of the date hereof and (ii) no Indemnifying Party shall have any liability for Losses under Section 6.2(a) or Section 6.2(b) except to the extent the aggregate amount of all Losses incurred by the Indemnified Party equals or exceeds $195,000, at which point the full amount of the Losses shall be recoverable. For the sake of clarity, (i) and (ii) shall not apply to [•••] as set forth in Section 6.6.

Section 6.5Third Party Claims.  Upon providing notice to an Indemnifying Party by an Indemnified Party pursuant to Section 6.3 of the commencement of any action, suit or proceeding against such Indemnified Party by a third party with respect to which such Indemnified Party intends to claim any Loss under this Article 6, such Indemnifying Party shall have the right to defend such claim, at such Indemnifying Party’s expense and with counsel of its choice reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party assumes the defense of such claim, the Indemnified Party shall, at the request of the Indemnifying Party, use commercially reasonable efforts to cooperate in such defense; provided that the Indemnifying Party shall bear the Indemnified Party’s reasonable out-of-pocket costs and expenses incurred in connection with such cooperation.  So long as the Indemnifying Party is conducting the defense of such claim as provided in this Section 6.5, the Indemnified Party may retain separate co-counsel at its expense and may participate in the defense of such claim, and the Indemnifying Party shall not consent to the entry of any Judgment or enter into any settlement with respect to such claim without the prior written consent of the Indemnified Party unless such Judgment or settlement (A) provides for the payment by the Indemnifying Party of money as sole relief (if any) for the claimant (other than customary and reasonable confidentiality obligations relating to such claim, Judgment or settlement), (B) results in the full and general release of the Indemnified Party from all liabilities arising out of, relating to or in connection with such claim and (C) does not involve a finding or admission of any violation of any law, rule, regulation or Judgment, or the rights of any Person, and has no effect on any other claims that may be made against the Indemnified Party.  In the event the Indemnifying Party does not or ceases to conduct the defense of such claim as so provided, (i) the Indemnified Party may defend against such claim in any manner it may reasonably deem to be appropriate and may consent to the entry of any Judgment or enter into any settlement with respect to such claim without the prior written consent of the Indemnifying Party; (ii) subject to the limitations set forth in Section 6.4, the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the reasonable out-of-pocket costs of defending against such claim, including reasonable attorneys’ fees and expenses against reasonably detailed invoices; and (iii) the Indemnifying Party shall remain responsible for any Losses the Indemnified

Party may suffer as a result of such claim to the full extent provided in this Article 6; provided, however, in the event that the Indemnified Party assumes the defense of any such claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, including with respect to any Judgment or settlement.

Section 6.6[•••]

Section 6.7Exclusive Remedy.  Except as set forth in Section 8.11, from and after Closing, the rights of the parties hereto pursuant to (and subject to the conditions of) this Article 6 shall be the sole and exclusive remedy of the parties hereto and their respective Affiliates with respect to any claims (whether based in contract, tort or otherwise) resulting from or relating to any breach of the representations, warranties covenants and agreements made under this Agreement or any certificate, document or instrument delivered hereunder, and each party hereto hereby waives, to the fullest extent permitted under applicable law, and agrees not to assert after Closing, any other claim or action in respect of any such breach.  Notwithstanding the foregoing, claims for fraud shall not be waived or limited in any way by this Article 6.

Section 6.8Tax Treatment of Indemnification Payments.  For all purposes hereunder, any indemnification payments made pursuant to this Article 6 will be treated as an adjustment to the consideration paid, or treated as paid, for U.S. federal income tax purposes with respect to the Royalty to the fullest extent permitted by applicable law.

Article 7
TERMINATION AND SURVIVAL

Section 7.1Termination; Survival.  This Agreement shall continue in full force and effect until sixty (60) days after such time as Janssen is no longer obligated to make any payments of the Royalty, at which point this Agreement shall automatically terminate, except with respect to any rights and obligations that shall have accrued prior to such termination. Notwithstanding anything to the contrary in this Section 7.1, this sentence and the following provisions shall survive termination of this Agreement:  Section 5.1 (Confidentiality), Article 6 (Indemnification) and Article 8 (Miscellaneous).  Termination of the Agreement shall not relieve any party of liability in respect of breaches under this Agreement by any party on or prior to termination.

Article 8
MISCELLANEOUS

Section 8.1Notices.  All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 8.1:

If to the Seller, to it at:

Minerva Neurosciences, Inc.

1601 Trapelo Road, Suite 286

Waltham, MA 02451

Attention:  Dr. Remy Luthringer, Geoff Race, Devin Smith

Email:  rluthringer@minervaneurosciences.com, grace@minervaneurosciences.com, dsmith@minervaneurosciences.com

With a copy to:

Cooley LLP

500 Boylston Street

Boston, MA 02116-3736

Attention:  Marc Recht

Email:  mrecht@cooley.com

If to the Buyer, to it at:

RPI 2019 Intermediate Finance Trust

110 E. 59th Street, Suite 3300

New York, New York 10022

Attention: George Lloyd

Email: glloyd@royaltypharma.com

With a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention: Arthur R. McGivern, Robert J. Crawford

                 and Jacqueline Mercier

Email: amcgivern@goodwinlaw.com

rcrawford@goodwinlaw.com

jmercier@goodwinlaw.com

All notices and communications under this Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when received by a recipient, if sent by email, or (iii) one Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.

Section 8.2Expenses.  Except as otherwise provided herein, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby shall be paid by the party hereto incurring such fees, costs and expenses.

Section 8.3Assignment.  The Seller may not assign this Agreement or any of its rights and obligations hereunder, in whole or in part, without the Buyer’s prior written consent, except to a third party in connection with the sale or transfer of all or substantially all of the Seller’s business or assets, whether by merger, sale of assets or otherwise and only if upon closing any such transaction, the Seller causes such third party to deliver a writing to the Buyer in which such third party assumes all of the obligations of the Seller to the Buyer under this Agreement.  The Buyer may assign this Agreement in whole or in part.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns.  Any purported assignment in violation of this Section 8.3 shall be null and void.

Section 8.4Amendment and Waiver.

(a)This Agreement may be amended, modified or supplemented only in a writing signed by each of the parties hereto.  Any provision of this Agreement may be waived only in a writing signed by the parties hereto granting such waiver.

(b)No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.

Section 8.5Entire Agreement.  This Agreement, the Exhibits annexed hereto, and the Disclosure Schedule constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto.

Section 8.6Independent Nature of Relationship.  The relationship between the Seller and the Buyer is solely that of seller and buyer, and neither the Seller nor the Buyer has any fiduciary or other special relationship with the other party hereto or any of its Affiliates.  Nothing in this Agreement shall be deemed in any way or for any purpose as constituting or creating any partnership or joint venture between the Seller and the Buyer or any other party (neither for general legal purposes nor for tax purposes).  Further, this Agreement is not intended to create any relationship in the nature of an employer/employee, a franchisor/franchisee, a supplier/customer, a principal/agent, or any other legal relationship or duties beyond the contractual obligations specifically provided for herein.  Except to the limited extent expressly provided in this Agreement, neither party shall have the authority to bind, obligate or represent the other party.  The Seller and the Buyer agree that, except as required by applicable law, they shall not take any inconsistent position with respect to such treatment in any filing with any Governmental Entity.

Section 8.7No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the Seller and the Buyer and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, including Janssen, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder, except that the Indemnified Parties shall be third party beneficiaries of the benefits provided for in Article 6.

Section 8.8Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 8.9JURISDICTION; VENUE.

(a)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE BUYER AND THE SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  THE BUYER AND THE SELLER HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.  EACH OF THE BUYER AND THE SELLER HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS.  THE BUYER AND THE SELLER AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON THE BUYER OR THE SELLER IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO SECTION 8.1 HEREOF.

(b)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT.  EACH OF THE BUYER AND THE SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c)EACH PARTY HEREBY JOINTLY AND SEVERALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT DELIVERED HEREUNDER OR IN CONNECTION HEREWITH, OR ANY TRANSACTION ARISING FROM OR CONNECTED

TO ANY OF THE FOREGOING.  EACH OF THE PARTIES REPRESENTS THAT THIS WAIVER IS KNOWINGLY, WILLINGLY, AND VOLUNTARILY GIVEN.

Section 8.10Severability.  If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.

Section 8.11Specific Performance.  Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated.  Accordingly, notwithstanding Section 6.7, each of the parties agrees that, without posting bond or other undertaking, the other parties shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.  Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it shall not assert that the defense that a remedy at law would be adequate.

Section 8.12Trustee Capacity of Wilmington Trust, National Association.  Notwithstanding anything contained herein to the contrary, it is expressly understood and agreed by the parties hereto that (i) this Agreement is executed and delivered by Wilmington Trust, National Association, not individually or personally but solely in its trustee capacity, in the exercise of the powers and authority conferred and vested in it under the trust agreement of the Buyer, (ii) each of the representations, undertakings and agreements herein made on the part of the Buyer is made and intended not as a personal representation, undertaking and agreement by Wilmington Trust, National Association, but is made and intended for the purpose of binding only the Buyer and, (iii) nothing herein contained shall be construed as creating any liability on Wilmington Trust, National Association, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto, (iv) Wilmington Trust, National Association has made no investigation as to the accuracy or completeness of any representations and warranties made by the Buyer in this Agreement, and (v) under no circumstances shall Wilmington Trust, National Association be personally liable for the payment of any indebtedness or expenses of the Buyer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Buyer under this Agreement or any related documents.

Section 8.13Counterparts.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

MINERVA NEUROSCIENCES, INC.
By:	/Remy Luthringer/
Name: Remy Luthringer
Title: Chairman and CEO
RPI 2019 INTERMEDIATE FINANCE TRUST
By:	Wilmington Trust, National Association, not in its individual capacity but solely in its capacity as owner trustee
By:	/Cynthia L Major/
Name: Cynthia L Major
Title: Banking Officer

Exhibit A

Seller’s Wire Transfer Instructions

[•••]

Exhibit B

Form of Bill of Sale

BILL OF SALE

This BILL OF SALE (this “Bill of Sale”) is dated as of January [ ], 2021 by Minerva Neurosciences, Inc., a Delaware corporation (the “Seller”), in favor of RPI 2019 Intermediate Finance Trust, a Delaware statutory trust (the “Buyer”). Unless otherwise specifically defined herein, each capitalized term used herein shall have the meaning assigned to such term in the Purchase Agreement (as defined below). References to the Seller herein shall be deemed to include any assignee of the Seller pursuant to Section 8.3 of the Purchase Agreement.

RECITALS

WHEREAS the Seller and the Buyer are parties to that certain Royalty Purchase Agreement, dated as of January [ ], 2021 (the “Purchase Agreement”), pursuant to which, among other things, the Seller has agreed to sell, transfer, assign and convey to the Buyer, and the Buyer has agreed to purchase, acquire and accept from the Seller, all of the Seller’s right, title and interest in and to the Royalty, for the consideration described in the Purchase Agreement; and

WHEREAS the parties hereto now desire to evidence the transfer of all of the Seller’s right, title and interest in and to the Royalty from the Seller to the Buyer pursuant to the Purchase Agreement by the execution and delivery of this Bill of Sale.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth in the Purchase Agreement and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.The Seller, by this Bill of Sale, does hereby sell, assign, transfer and convey to the Buyer, and the Buyer does hereby purchase, acquire and accept from the Seller, all of the Seller’s right, title and interest in and to the Royalty.

2.This Bill of Sale: (a) is made pursuant to, and is subject to the terms of, the Purchase Agreement and (b) shall be binding upon and inure to the benefit of the Seller, the Buyer and their respective successors and permitted assigns, for the uses and purposes set forth and referred to above, effective immediately upon its delivery to the Buyer.

3.THIS BILL OF SALE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

4.This Bill of Sale may be executed in any number of counterparts and by facsimile or other electronic transmission, each of which counterpart shall constitute an original and all of which counterparts together shall constitute one and the same instrument.

5.The terms of the Purchase Agreement, including but not limited to the Seller’s representations, warranties, covenants and agreements relating to the Royalty are incorporated herein mutatis mutandis by this reference. The parties hereto acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

6.Notwithstanding anything contained herein to the contrary, it is expressly understood and agreed by the parties hereto that (i) this Bill of Sale is executed and delivered by Wilmington Trust, National Association, not individually or personally but solely in its trustee capacity, in the exercise of the powers and authority conferred and vested in it under the trust agreement of the Buyer, (ii) each of the representations, undertakings and agreements herein made on the part of the Buyer is made and intended not as a personal representation, undertaking and agreement by Wilmington Trust, National Association, but is made and intended for the purpose of binding only the Buyer and, (iii) nothing herein contained shall be construed as creating any liability on Wilmington Trust, National Association, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto, (iv) Wilmington Trust, National Association has made no investigation as to the accuracy or completeness of any representations and warranties made by the Buyer in this Bill of Sale, and (v) under no circumstances shall Wilmington Trust, National Association be personally liable for the payment of any indebtedness or expenses of the Buyer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Buyer under this Bill of Sale or any related documents.

[SIGNATURE PAGE FOLLOWS]

2

IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale as of the day and year first written above.

MINERVA NEUROSCIENCES, INC.
By:	/Remy Luthringer/
Name: Remy Luthringer
Title: Chairman and CEO

[Signature Page to Bill of Sale]

IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale as of the day and year first written above.

RPI 2019 INTERMEDIATE FINANCE TRUST
By:	Wilmington Trust, National Association, not in its individual capacity but solely in its capacity as owner trustee
By:	/Cynthia L Major/
Name: Cynthia L Major
Title: Banking Officer

[Signature Page to Bill of Sale]

Exhibit C

Form of Instruction Letter

January [ ], 2021

Article 9VIA E-MAIL

Janssen Pharmaceutica, N.V.

[Insert Address]

Attn:  [Insert]

RE: Notice of Royalty Assignment and Payment Direction

Ladies and Gentlemen:

Reference is hereby made to: (i) that certain Co-Development and License Agreement, dated February 13, 2014, by and between Janssen Pharmaceutica, N.V. (“you”) and Minerva Neurosciences, Inc. (“Minerva”), as amended by that certain Amendment No. 1, dated June 13, 2017 (collectively, the “License Agreement”) and (ii) that certain Confidential Settlement Agreement dated June 24, 2020 by and between you and Minerva (the “Settlement Agreement” and together with the License Agreement, the “Existing Agreements”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the License Agreement.

Pursuant to the Royalty Purchase Agreement, dated January [ ], 2021 (the “Purchase Agreement”), by and between Minerva and RPI 2019 Intermediate Finance Trust, a Delaware statutory trust (“Royalty Pharma”), Minerva sold, assigned and transferred to Royalty Pharma all of its rights, title and interest in and to all amounts payable by you to Minerva under the Existing Agreements pursuant to Section 6.3(a) and Section 11.6(b)(iii) of the License Agreement with respect to worldwide Net Sales of the Licensed Products sold by you and your Affiliates and Sublicensees, and any payments by you under the Existing Agreements in lieu of such payments (collectively, the “Royalty”), from and after January [ ], 2021.

Accordingly, we are hereby requesting that, unless instructed otherwise in writing by Royalty Pharma, you make 100% of all Royalty payments that would be payable to Minerva pursuant to terms of the Existing Agreements to Royalty Pharma by wire transfer in United States dollars to the following bank account:

[•••]

In addition, we are further requesting that, unless instructed otherwise in writing by Royalty Pharma, you deliver copies of the royalty reports deliverable by you to Minerva pursuant to Section 7.1(c) of the License Agreement, and any other notices or correspondence that you deliver or furnish to Minerva under the Existing Agreements, to Royalty Pharma simultaneous with delivery of the same to Minerva at the following address:

RPI 2019 Intermediate Finance Trust

110 E. 59th Street, Suite 3300

New York, New York 10022

Attention: George Lloyd

Email: glloyd@royaltypharma.com

Lastly, we are requesting that, in connection with the transactions contemplated by the Purchase Agreement, you agree that Minerva shall be permitted to share Confidential Information with Royalty Pharma. Royalty Pharma hereby agrees to treat all Confidential Information furnished to it in accordance with the confidentiality and limited use provisions of the License Agreement.

We would greatly appreciate your confirming that you consent and agree to the foregoing by signing and returning a counterpart of this letter (the provisions of which shall be governed by the laws of the State of New York, U.S.A. consistent with the License Agreement).

Thank you for your cooperation regarding this matter.

[Remainder of Page Intentionally Left Blank]

2

Very truly yours,
MINERVA NEUROSCIENCES, INC.
By:
Name:
Title:
RPI 2019 INTERMEDIATE FINANCE TRUST
By:	RP Management LLC, its Administrator
By:
Name:
Title:

Acknowledged, agreed and consented:

ARTICLE 10JANSSEN PHARMACEUTICA, N.V.

By:
Name:
Title:

Exhibit D

License Agreement

This agreement was previously disclosed as Exhibit 10.7 to Amendment No. 1 to Form S-1 Registration Statement filed with the Securities and Exchange Commission by Minerva Neurosciences, Inc. on June 10, 2014

An amendment to this agreement was previously disclosed as Exhibit 10.1 to Current Report on Form 8-K filed with the Securities and Exchange Commission by Minerva Neurosciences, Inc. on June 14, 2017

Exhibit E

Settlement Agreement

This agreement was previously disclosed as Exhibit 10.2 to Form 10-Q filed with the Securities and Exchange Commission by Minerva Neurosciences, Inc. on August 3, 2020

Exhibit F

Royalty Report Certification

EXHIBIT F

ROYALTY REPORT CERTIFICATE

Date:                             , 202

This Certificate (this “Certificate”) is given by Minerva Neurosciences, Inc., a Delaware corporation (the “Seller”), pursuant to Section 5.4 of that certain Royalty Purchase Agreement dated as of January [  ], 2021 among the Seller and RPI 2019 Intermediate Finance Trust, a Delaware statutory trust (the “Buyer”) (as such agreement may be amended, restated, supplemented, extended or otherwise modified from time to time, the “Purchase Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Purchase Agreement unless otherwise indicated.

The officer executing this Certificate is the Chief [Financial/Executive] Officer of the Seller and as such is duly authorized to execute and deliver this Certificate on behalf of the Seller. By executing this Certificate, such officer hereby certifies to the Buyer, on behalf of the Seller (and not in [his/her] personal capacity) and to [his/her] reasonable belief, that:

1.The Seller is in receipt of a Royalty Report for the calendar quarter ended [        ], 20[  ] with respect to the Royalty paid or payable for such quarter in the amount of $[        ];

2.The amount of such Royalty is based upon the Net Sales of the Licensed Products sold by Janssen and its Affiliates and Sublicensees for the applicable Calendar Quarter (as defined in the License Agreement), as reported in the Royalty Report, for each country in which Licensed Products were sold during such Calendar Quarter;

3.Such Net Sales appear on the face of the Royalty Report to have been calculated in accordance with the terms of the License Agreement; and

4.[No Royalty Reduction was applied to reduce the amount of the Royalty made to the Buyer for such Calendar Quarter];

OR

[A Royalty Reduction was applied by Janssen and reduced the amount of the Royalty for such Calendar Quarter, and the amount and nature of such Royalty Reduction are set forth below.]

•	[Insert description of the amount and nature of such Royalty Reduction]

[Signature Page to Follow]

IN WITNESS WHEREOF, the Seller has caused this Certificate to be executed by its Chief [Financial/Executive] Officer this        day of                         , 202  .

MINERVA NEUROSCIENCES, INC.
By:
Name:
Title:

Exhibit G

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